Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer 919-862-1000	Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES EXTENSION OF

XIFAXAN550 sNDA PDUFA GOAL DATE TO MARCH 7, 2011

RALEIGH, NC, October 4, 2010—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the FDA has extended the Prescription Drug User Fee Act (PDUFA) goal date for the Agency’s Priority Review of the efficacy supplement to NDA 21-361 for XIFAXAN® (rifaximin) 550 mg Tablets for the proposed indication of the treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. The FDA has notified Salix that it requires additional time for review of the application and has extended the December 7, 2010 goal date by three months. The extended user fee goal date is March 7, 2011.

“The extension of the PDUFA goal date is not unexpected, given the Agency’s historical management of Priority Reviews,” stated Bill Forbes, Pharm.D., Executive Vice President and Chief Development Officer, Salix Pharmaceuticals. “We are encouraged by the productive interactions we continue to have with the Agency during the review and believe it is unlikely that there will be an advisory committee meeting for this submission. We look forward to the completion of the review by the new goal date.”

XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores > 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8 percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (9 percent), pruritus (9 percent), and abdominal pain (9 percent).

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Salix also markets Rifaximin tablets 200 mg in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, which currently are approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN (rifaximin) should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN (rifaximin) was generally well-tolerated. The most common side effects (vs. placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets,), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, crofelemer and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; our reliance on a limited number of products, particularly Xifaxan; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.